Exhibit (a)(1)(E)
MANDALAY RESORT GROUP
OFFER TO PURCHASE FOR CASH
ANY AND ALL OF ITS OUTSTANDING
FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2033
(CUSIP Numbers: 562567AJ6 and 562567AK3)
Pursuant to Offer to Purchase
Dated May 16, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      Pursuant to the terms and conditions of the Indenture (the “Indenture”), dated as of March 21, 2003 (as supplemented on June 26, 2004 and April 25, 2005), by and between Mandalay Resort Group, a Nevada corporation (the “Company”), and The Bank of New York, as Trustee (the “Paying Agent”), relating to the Floating Rate Convertible Senior Debentures due 2033 of the Company (the “Securities”), each Security will be purchased by the Company at the option of each holder thereof (the “Holder”) for $1,000 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, June 15, 2005, if any (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and the enclosed Offer to Purchase, dated May 16, 2005, including the accompanying Letter of Transmittal (together, the “Offer”). Holders may surrender their Securities from May 16, 2005, through 5:00 p.m., New York City time on June 15, 2005.
      We are requesting that you contact your clients for whom you hold Securities regarding the Offer. For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, or who hold Securities registered in their own names, we are enclosing the following documents:

1. Offer to Purchase dated May 16, 2005;

2. A Letter of Transmittal relating to the Securities for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery relating to the Securities which is to be used to accept the Offer if certificates for Securities are not immediately available or time will not permit all required documents to reach the Paying Agent prior to 5:00 p.m., New York City time on June 15, 2005 or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A Notice of Withdrawal relating to the Securities which is to be used by registered holders of Securities desiring to withdraw the surrender of such Securities in the Offer if (i) Securities have been previously surrendered to the Paying Agent, or (ii) delivery of such Securities has been previously made by book-entry transfer to the Paying Agent’s account at DTC pursuant to the book-entry transfer procedures described under the caption “Procedures to be Followed by Holders Electing to Surrender Securities for Purchase — Important Information Concerning the Offer” in the Offer to Purchase.

5. A form letter which may be sent to your clients for whose account you hold Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
      Your prompt action is requested. This offer will expire at 5:00 p.m., New York City time, on June 15, 2005 (the “Purchase Date”). Securities tendered pursuant to the Offer may be withdrawn at any time before such time on the Purchase Date.
      To participate in the Offer, a duly executed and properly completed Letter of Transmittal relating to the Securities (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Paying Agent, and certificates representing the Securities, or a timely confirmation of a book-entry transfer of such Securities, should be delivered to the Paying Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
      If a registered holder of Securities desires to tender, but such Securities are not immediately available, or time will not permit such holder’s Securities or other required documents to reach the Paying Agent before the Purchase Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a Holder may elect to have the Company purchase such Securities by following the guaranteed delivery procedures described in the Offer to Purchase under “Notice of Guaranteed Delivery — Procedures to be Followed by Holders Electing to Surrender Securities for Purchase — Important Information Concerning the offer.”
      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Securities held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer.
      Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Paying Agent, at its address and telephone number set forth on the front of the Offer to Purchase.

Very truly yours,

Mandalay Resort Group

*	Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Paying Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Offer, except for statements expressly made in the Offer to Purchase or the Letter of Transmittal.
Enclosures

2